Exhibit 99.2

Pixelworks, Inc. Q4 2015 Conference Call
February 4, 2016

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2015 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Stephen Domenik, interim CEO, and Todd DeBonis, COO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the fourth quarter and fiscal year ended December 31, 2015.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 4, 2016, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Let me now turn the call over to Pixelworks’ interim CEO, Steve Domenik. Steve, please go ahead.

Steve Domenik

Thank you, Steve. Good afternoon everyone and thanks for joining us on today’s call. Let me first begin with the news released earlier this week, in which Pixelworks announced the resignation of Bruce Walicek as President and CEO. Bruce has been with Pixelworks for the past 8 years, and prior to that, served as a board member since 2005. Over that time, Bruce has worked tirelessly to reposition Pixelworks into a leading provider of video display processing technology. I want to personally thank Bruce for his dedication and commitment to the Company throughout his tenure as CEO and also as a board member. I’d like this thank you to be understood as sincere and not as the usual, manditory, perfunctory comment. As mentioned in Monday’s release, Bruce will remain as consultant to the company for up to six months and will be available to assist in the transition once a permanent CEO has been named.

As also mentioned in Monday’s press release, the board has already started the search process for identifying and selecting a new CEO. Until that time, I will assume those duties and serve as interim CEO. As many of you know, I have been a Director on Pixelworks’ board since August 2010 and previously acted as a strategic consultant to the Company in 2013. As such, I am very familiar with the business and industry, and more importantly have a vested interest in Pixelworks’ success.

One thing that I want to reiterate to our shareholders today is that the CEO transition is in no way an indication of a lack of belief or confidence in the future of Pixelworks. The board, as well as the entire management team, remain fully committed to executing on our growth and profitability initiatives. In fact, we’re more focused than ever on successfully executing our mobile product strategy and bringing our vision to fruition. I also want to reiterate that these actions do NOT represent a shift away from our existing strategy. If anything, we are intensifying our efforts to capture the full potential of our technology and products. Our continued interest is to create value for our shareholders.

As part of that commitment, we are taking this opportunity to expand our leadership talent starting with the appointment of Todd DeBonis as Chief Operating Officer. As many of you know, Todd joined Pixelworks after a very successful career as Vice President of Global Sales and Strategic Development at TriQuint Semiconductor, where he was a key contributor to the company’s rapid growth from $300 million to $1.1 billion. Todd has close to 30 years of experience as a seasoned executive with expertise spanning strategy, sales and operations across a global organization. I will let Todd speak more about his background and why he joined Pixelworks in a minute, but let me first expand on some of the other actions we are taking to strengthen our sales initiatives.

First, I am placing a strong emphasis on increasing our professional sales capabilities. Pixelworks has always been a company driven by innovation and has always remained on the leading edge with its technology. As a result, we have a very successful and talented technical team in place, including the industry’s top video engineers, to design and develop products that will continue to keep Pixelworks at the front of the technology curve. Selling into the mobile space is a complicated process and requires a different expertise and professional sales capabilities to secure the business and close deals. Todd will be a key part of leading that charge from both a sales and operational perspective.

In an effort to grow our sales capabilities, we are working to add a dedicated sales team in China to support Todd and the larger sales process. This is a very important region for our mobile strategy, and it’s critically important to have people on the ground locally to work with customers and become closely aligned to their product roadmaps and design teams.

Additionally, David Tupman has agreed to Chair a newly formed Mobile Product Strategy Committee. This committee’s primary purpose will be to continue to provide strategic alignment to the team. As many of you may recall, David has served as a Director of Pixelworks since April 2014 and as a consultant since July 2012. For 10 years of his career, he led the hardware engineering and technology teams at Apple for multiple mobile devices, including the iPhone and iPod. His highly relevant experience is invaluable to Pixelworks as we further execute on our mobile strategy.

To wrap up my initial comments, I believe Pixelworks has tremendous opportunities ahead of us. We have the right technology and products in place to be very successful in the mobile market. We have a management team and board that is fully committed to push forward and do whatever is necessary to realize the company’s full potential and achieve our goal of being THE leading provider a video processing technology for the mobile market.

With that, let me know briefly turn the call over to Todd to say a few words. Todd...

Todd DeBonis

Thank you Steve, and good afternoon everyone. As Steve mentioned, I recently joined Pixelworks following nearly three decades of experience spanning numerous sales, marketing and business development roles at a number of industry leading semiconductor companies. Most recently I held the position of Vice President of Global Sales & Strategic Development at TriQuint, which many of you know merged with RF Micro Devices last year to become Qorvo, a leader in RF solutions. During my tenure at TriQuint, the company’s mobile RF effort increased it’s market share from 5% to 12% and the overall business grew almost 4 fold to over $1 billion.

After being approached by Pixelworks and gaining a better understanding of the company’s technology, I quickly concluded that Pixelworks has a unique portfolio of video processing technology and IP. Moreover I recognized that the Pixelworks team is addressing a previously untapped opportunity for its technology in the mobile market. Pixelworks has already made meaningful investment as well as early progress toward penetrating our target market, giving the company a significant first-mover advantage.

It goes without saying that the market for mobile devices and related components is a large, consolidating and extremely competitive space so a decision to enter that market should not be taken lightly. I’ve spent my first few weeks here at Pixelworks spending face-to-face time with the company’s engineers as well as several of the current and prospective mobile customers for its Iris family of chips and what has become clear to me is that the value proposition of Iris’ video processing capability is compelling. I believe, as does the rest of the Pixelworks team, that the mobile market represents an enormous opportunity for the company.

With that, I will turn the call back to Steve Domenik for a more detail update on the company’s recent progress and business outlook.

Steve Domenik

Great, thank you Todd.

Let me now provide more specific updates on the fourth quarter. First, revenue and all other metrics were within the range of guidance, and Steve Moore will review the numbers in more detail here shortly. Our digital projection business was down sequentially due to the weaker macro-economic environment, especially in emerging markets, which is having a negative impact on our near-term results. Despite these recent headwinds, it is worth highlighting that Pixelworks grew projector revenue over 15% year-over-year in 2015, reflecting our strong market share gains throughout the year. Although weaker customer sell-through has extended into the beginning of 2016, we remain well positioned in the projector market as the global macro and end market demand improve.

Now turning to the mobile market.

As many of you are aware, in the second half of 2015 we successfully ramped and shipped volume production of Pixelworks’ Iris family of mobile video processors in support of ASUS’ launch of its flagship ZenPad tablet. Both the ASUS tablet as well as Pixelworks’ Iris chip received favorable reviews and successfully represented the mobile industry’s first-ever production device to include a TV-grade/quality video display processor. As a result of this success, our engagement with ASUS continues to grow - and we fully expect to be designed-in on additional ASUS devices and platforms during the course of 2016.

Separately, as part of last quarter’s earnings call we announced a milestone design win for a major U.S. mobile wireless carrier, and we expect Iris-enabled tablets could begin filling the carrier’s channel as soon as mid-2016. As of today, all indications are that this design win and program remain on-track.

Last quarter we also introduced and highlighted True Cut, a software solution that can be implemented at the server-level to pre-process streaming data and improve compression efficiency while boosting the streaming quality on mobile devices that incorporate Pixelworks’ Iris chip. We successfully demonstrated TrueCut with a major China-based carrier over the last couple of months and have begun initial trials. We continue to make solid progress on this industry-first solution.

Now looking forward to the first quarter and 2016, the impact of the weaker macro environment on the projector market has extended into 1Q, resulting in a greater than seasonal decline in first quarter revenue forecasted to be between $10 and $11 million. That said, we have begun to see the early signs of improvement and have growing confidence that the first quarter will represent a trough in revenue for the year. Also worth mentioning, I do NOT believe that we have lost a single design or platform during this period - and in fact, we fully expect to gain additional market share year-over-year in 2016. We continue to have strong confidence in the company’s ability to achieve meaningful success in the mobile market.

I’ll now turn the call to Steve Moore for a more detailed review of Pixelworks’ fourth quarter financial results and guidance for the first quarter of 2016.

Steve Moore

Thank you, Steve.

Revenue for the fourth quarter of 2015 was $13.5 million, compared to $16.6 million in the prior quarter.

The split of our fourth quarter revenue by market was:
93% digital projector,
5% TV and panel
2% mobile

Digital projector revenue was $12.6 million, compared to $15.2 million in the third quarter, and revenue from TV and panel totaled $640,000 in the fourth quarter, compared to $1.1 million in the prior quarter. The sequential declines in revenue were primarily driven by a weaker demand environment in China and emerging markets for the Company’s chips sold into the digital projector and TV/panel markets.

Mobile device revenue was approximately $260,000 in the fourth quarter, a modest increase compared to $250,000 in the previous quarter.

Non-GAAP gross profit margin was 50.9% in the fourth quarter, comparable to 50.2% in the third quarter.

Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps, as well as other factors.

Non-GAAP operating expenses were $8.8 million in the fourth quarter, compared to $8.5 million in the prior quarter.

Adjusted EBITDA was a negative $941,000 for the fourth quarter, compared to a positive $890,000 in the third quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $2.2 million, or loss of 8 cents per share, in the fourth quarter of 2015, as compared to a net loss of $173,000, or loss of 1 cent per share, in the prior quarter.

Moving to the balance sheet, we ended the fourth quarter with cash and cash equivalents of approximately $26.6 million, compared to $29 million at the end of the third quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit at quarter-end.

Other balance sheet metrics include day’s sales outstanding of 40 days at quarter-end, compared to 26 days at the end of the third quarter, and inventory turns decreased to just under 8 times from approximately 10 in the prior quarter.

Now turning to Guidance

As previously mentioned and indicated as part of our press release earlier this week, the challenging macro environment, particularly in emerging markets, is expected to continue impacting revenue from our digital projection business during the first quarter of 2016, resulting in greater than normal seasonality. Specifically, we expect revenue to be in a range of between $10 and $11 million. However, we are seeing signs of normalization beginning in the second quarter, and therefore we expect that the first quarter will represent a trough in revenue for the year.

We expect gross profit margin for the first quarter to range between 48% and 50% on both a GAAP and non-GAAP basis.

For operating expenses, we expect the first quarter to range between $9 and $10 million on a non-GAAP basis, and $10 and $11 million on a GAAP basis.

And finally, we expect a non-GAAP first quarter net loss of between 13 cents and 20 cents per share; and we expect a GAAP net loss of between 16 cents and 23 cents per share.

That concludes my comments. We will now open the call for your questions.